UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ARCH CHEMICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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501 MERRITT 7, NORWALK, CONNECTICUT 06851

March 10, 2006

Dear Fellow Shareholder:

You are cordially invited to attend our 2006 Annual Meeting of Shareholders at 10:15 a.m., local time, on Thursday, April 27th. The meeting will be held at The Dolce Norwalk Center for Leadership and Innovation, 32 Weed Avenue, Norwalk, Connecticut.

You will find information about the meeting in the enclosed Notice and Proxy Statement.

Please be advised that we have not planned a communications segment or any multimedia presentations for the 2006 Annual Meeting.

Whether or not you plan to attend and regardless of how many shares you own, please vote your shares by using the telephone or the Internet or by signing and dating the enclosed proxy card and mailing the lower half of it in the enclosed envelope as soon as possible. If you do plan to attend, please so indicate by checking the appropriate box on the proxy card. Keep the upper half to be used as your admission card to the meeting.

Sincerely,

MICHAEL E. CAMPBELL
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

You are urged to vote by telephone, via the Internet or
by signing, dating and promptly mailing your proxy
card in the enclosed envelope.

ARCH CHEMICALS, INC.

Notice of Annual Meeting of Shareholders

Norwalk, Connecticut

March 10, 2006

The Annual Meeting of Shareholders of Arch Chemicals, Inc. will be held at The Dolce Norwalk Center for Leadership and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on Thursday, April 27, 2006, at 10:15 a.m., local time, to consider and act upon the following:

(1)  The election of two directors.

(2)  Ratification of the appointment of the independent registered public accounting firm for 2006.

(3)  Such other business as may properly come before the meeting or any adjournment.

The Board of Directors has fixed March 3, 2006 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only stockholders of record at the close of business on March 3, 2006 will be entitled to vote at the annual meeting and any postponements or adjournments of the meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail. For further details, see “How Do I Vote?”

By order of the Board of Directors,

SARAH A. O’CONNOR
Secretary

ARCH CHEMICALS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held April 27, 2006

Who is Arch Chemicals?

Arch Chemicals, Inc. (“Arch” or the “Company”) is a global biocides company providing innovative, chemistry-based solutions to control the growth of harmful microbes. Our concentration is in water, hair and skin care products, pressure-treated wood, paints and building products, and health and hygiene applications. Arch is traded on the New York Stock Exchange (“NYSE”) under the symbol “ARJ.” The mailing address of the Company’s principal executive office is 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204.

When and where will the Annual Meeting be held?

The Annual Meeting of Shareholders of the Company (“Annual Meeting”) will be held at The Dolce Norwalk Center for Leadership and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on Thursday, April 27, 2006, at 10:15 a.m., local time.

Who is asking for my vote and why are you sending me this document?

The Board of Directors of the Company (the “Board”) asks that you vote on the matters listed in the Notice of Annual Meeting of Shareholders. The votes will be formally counted at the Annual Meeting on Thursday, April 27, 2006, or if the Annual Meeting is adjourned or postponed, at any later meeting.

We are providing this Proxy Statement and related proxy card to the shareholders of the Company in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. Shares represented by duly executed proxies in the accompanying form received by the Company prior to the meeting will be voted at the meeting. We are mailing this Proxy Statement and the related proxy card to shareholders beginning on or about March 10, 2006.

What am I being asked to vote on?

(1)  The election of two directors.

(2)  Ratification of the appointment of the independent registered public accounting firm for 2006.

(3)  Such other business as may properly come before the meeting or any adjournment.

How does the Board recommend I vote on the proposals?

The Board recommends a vote FOR the nominees for director identified in “Item 1—Election of Directors” and FOR “Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Who is eligible to vote?

All shareholders of record at the close of business on March 3, 2006 (the “Record Date”) are entitled to vote at the Annual Meeting.

How many shares can vote?

At the close of business on the Record Date, the Company had outstanding 23,953,809 shares of common stock, par value $1 per share (the “Common Stock”). Each shareholder on the Record Date is entitled to one vote for each full share owned by such shareholder on each of the matters voted on at the Annual Meeting. Of those shares of Common Stock outstanding, approximately 1,485,245 shares (or approximately 6.2%) were held in the Arch Common Stock Fund of the Arch Chemicals, Inc. Contributing Employee Ownership Plan (“CEOP”), all of which are held by JPMorgan Chase Bank as the trustee of the CEOP (“CEOP Trustee”).

How do I vote?

You may vote in person at the Annual Meeting or by returning your completed proxy card in the enclosed postage-paid envelope. In addition, shareholders of record, participants in the CEOP and participants in the Olin Corporation Contributing Employee Ownership Plan (“Olin CEOP”) also have a choice of voting over the Internet or by using a U.S. toll-free telephone number. Please refer to the proxy card for further information on how to vote electronically. However, please note that Internet and telephone voting facilities for shares held of record will close at 11:59 p.m., U.S. Eastern time, on April 26, 2006 and for shares held through the CEOP or Olin CEOP will close at 9:00 a.m., U.S. Eastern time, on April 26, 2006. If you do vote by telephone or the Internet, it is not necessary to return your proxy card. Please note that participants in the CEOP and in the Olin CEOP who do not vote by telephone or Internet must return their proxy card in the accompanying envelope so that it is received no later than Noon, U.S. Eastern Time, on April 25, 2006 for their voting instructions to be followed.

Please be aware that if you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. Neither the Company nor the Company’s stock transfer agent will charge you for voting your shares via the Internet.

The Internet and telephone voting procedures are set forth on the proxy card.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. However, please note that if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting. CEOP participants must vote through the CEOP Trustee, and participants in the Olin CEOP must vote through the trustee of the Olin CEOP. Shares held in the CEOP or Olin CEOP may not be voted in person at the Annual Meeting.

To what shares does the proxy card apply?

The proxy card supplied by the Company will apply to the number of shares of Common Stock that you hold of record and, if you are a participant in the CEOP or a participant in the Olin CEOP, the number of shares held for your account under the CEOP or Olin CEOP, as the case may be. CEOP participants and Olin CEOP participants will not receive a separate voting instruction card. If you do not execute and return this proxy card or vote electronically, your shares held of record will not be voted and your shares held in the CEOP will be voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants. Olin CEOP participants should consult with their plan administrator on how their shares held in the Olin CEOP will or will not be voted if they do not return a proxy card or otherwise give voting instructions to the trustee of the Olin CEOP.

Am I a shareholder of record?

If your shares are represented by a stock certificate registered in your name or if the Company’s stock transfer agent (The Bank of New York) is holding your shares in a “book entry” account under your name, you are a shareholder of record with respect to those shares so held. If your shares are otherwise owned directly by a bank, broker, or other holder of record, you are not a shareholder of record with respect to the shares so held by such bank, broker or other holder of record.

If I return the proxy card or vote electronically, how will my shares be voted?

Where a shareholder of record or CEOP participant timely directs in the proxy (including an electronic vote) a choice regarding any matter that is to be voted on, that direction will be followed. If no direction is made, returned proxies of shareholders of record and CEOP participants will have their registered shares and shares held in the CEOP voted for the election of the director nominees as set forth below and in favor of “Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm.”

As of the date hereof, the Company does not know of any matters other than those referred to in the accompanying Notice which are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

If I do not return the enclosed proxy card and do not vote electronically, how will the shares I own of record and through the CEOP or Olin CEOP be voted?

If you do not vote by returning the enclosed proxy card, do not vote electronically and do not vote at the meeting in person or other proxy, your shares held of record by you will not be voted at the Annual Meeting. CEOP participants who do not return the proxy card or vote electronically in a timely manner will have their shares of Common Stock held in the CEOP voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants. Olin CEOP participants should consult with their plan administrator on how their shares held in the Olin CEOP will or will not be voted if they do not return their proxy card or otherwise give voting instructions to the trustee of the Olin CEOP.

What if I own shares of the Company through a bank, broker or other holder of record?

If you hold Common Stock through a bank, broker or other holder of record, you will most likely receive voting instructions from such bank, broker or other holder. In any case, please follow those instructions to assure that your shares are voted and represented at the meeting.

If your shares are owned directly in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting. CEOP participants must vote the shares held in the CEOP through the CEOP Trustee.

How are the shares held in the BuyDIRECTSM Investment Program voted?

The Bank of New York (“BNY”) is the Company’s registrar and stock transfer agent. For holders of Common Stock who participate in the BuyDIRECTSM program offered by BNY, BNY will vote any shares of Common Stock that it holds for the participant’s account in accordance with the participant’s electronic vote or with the proxy returned by the participant covering his or her shares of record. If a BuyDIRECTSM participant does not send in a proxy for shares held of record or otherwise vote electronically, BNY will not vote the shares of such participant held in such program.

Can I change my vote after I have returned my proxy card or voted over the telephone or via the Internet?

Yes. Any person who has returned a proxy or voted electronically has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by voting again via the Internet or by telephone, by giving notice in writing to the Company’s Corporate Secretary or by voting in person at the meeting. Please note however that telephone and Internet voting ends for shares held of record at 11:59 p.m., U.S. Eastern time, on April 26, 2006 and for shares held through the CEOP and Olin CEOP at 9:00 a.m., U.S. Eastern time, on April 26, 2006. Please note that participants in the CEOP and in the Olin CEOP who do not vote by telephone or

BuyDIRECTSM is a service mark of BNY.

Internet must return their proxy card in the accompanying envelope so that BNY receives it no later than Noon, U.S. Eastern time, on April 25, 2006 if their voting instructions are to be followed. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record to be able to vote in person at the meeting.

What does it mean if I get more than one proxy or voting instruction card?

You will receive one proxy card for each way in which your shares are registered. If you receive more than one proxy card (other than because you are a participant in a savings plan of another company), it is because your shares are registered in different names or with different addresses or are held in different accounts. Please sign and return each proxy card that you receive to ensure that all your shares are voted. To enable us to provide better shareholder service, we encourage shareholders to have all their shares registered in the same name with the same address. You should contact BNY at (866) 857-2223 (U.S. toll free) for instructions on how to change the way your shares are held if you receive more than one mailing.

CERTAIN BENEFICIAL OWNERS

Except as indicated below, the Company knows of no person who was the beneficial owner of more than five percent of Common Stock as of December 31, 2005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp.(a) 82 Devonshire Street Boston, MA 02109	2,753,200	11.6

T. Rowe Price Associates, Inc.(b) 100 East Pratt Street Baltimore, MD 21202	2,747,640	11.6

Snyder Capital Management, L.P.(c) Snyder Capital Management, Inc. One Market Plaza Steuart Tower, Suite 1200 San Francisco, CA 94105	1,616,700	6.8

Dimensional Fund Advisors Inc.(d) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,307,928	5.5

(a)	The Company has been advised in an amended Schedule 13G filing as follows with respect to these shares: Fidelity Management & Research Company (“Fidelity”) beneficially owns 2,551,300 shares, Fidelity Management Trust Company (“FMTC”) beneficially owns 42,200 shares and Fidelity International Limited (“FIL”) beneficially owns 159,700 shares. Fidelity and FMTC are subsidiaries of FMR Corp. (“FMR”). Edward C. Johnson 3rd (“Johnson”), FMR, through its control of Fidelity, and its Funds each has sole dispositive power with respect to the 2,551,300 shares owned by such Funds. Neither Johnson nor FMR has sole voting power with respect to the shares owned by the Funds, which power rests with the Funds’ Board of Trustees. Johnson and FMR, through its control of FMTC, each has sole dispositive power over 42,200 shares and sole voting power over 42,200 shares. A partnership controlled predominately by the family of Mr. Johnson, or trusts for their benefit, owns shares of FIL voting stock with the right to cast approximately 38% of the total votes.

(b)	T. Rowe Price Associates, Inc. (“Price Associates”), a registered investment adviser, has advised the Company in an amended Schedule 13G filing that the securities are owned by various individual and institutional investors, including the T. Rowe Price Small-Cap Stock Fund, Inc. (“Price Fund”) (which owns 1,198,100 of the shares). Price Associates has sole voting power with respect to 770,550 of such shares, and Price Fund has sole voting power with respect to 1,198,100 shares. Price Associates has sole dispositive power with respect to all the shares. Price Associates expressly disclaims that it is, in fact, the beneficial owner of the shares.
(c)	Snyder Capital Management, L.P. (“SCMLP”), a registered investment adviser, and Snyder Capital Management, Inc., the general partner of SCMLP, has each advised the Company in an amended Schedule 13G filing that it has shared voting power with respect to 1,404,500 of the shares and shared dispositive power with respect to all of the shares.
(d)	Dimensional Fund Advisors Inc. (“Dimensional”), a registered investment adviser, has advised the Company in a Schedule 13G filing that it has sole voting power and sole dispositive power with respect to the shares. Dimensional states that it furnishes investment advice to four investment companies and serves as an investment manager to certain other commingled group trusts and separate accounts. It expressly disclaims that it is the beneficial owner of the shares.

ITEM 1—ELECTION OF DIRECTORS

Who are the persons nominated by the Board in this election to serve as directors?

The Board of Directors is divided into three classes with the term of office of each class being three years, ending in different years. Mr. Daniel S. Sanders and Ms. Janice J. Teal, whose biographies are shown below, have been nominated by the Board for election as Class I Directors to serve until the 2009 Annual Meeting of Shareholders and until their respective successors have been elected.

CLASS I

NOMINEES FOR A THREE YEAR TERM EXPIRING AT THE 2009 ANNUAL MEETING

DANIEL S. SANDERS, 66, retired in September 2004 as President of ExxonMobil Chemical Company, a subsidiary of Exxon Mobil Corporation which is a publicly held major manufacturer and marketer of basic petrochemicals and specialty products. He held such position since December 1999 when Exxon Corporation and Mobil Corporation merged. In January 1999, he had been appointed President of Exxon Chemical Company and previously served as its Executive Vice President. Prior to those positions, he held various positions over a 43-year period with Exxon Corporation and its subsidiaries. Mr. Sanders is past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry, American Section. He serves on the Board of Directors of Milliken & Company, Celanese Chemicals and Nalco Holding Company. He is a member of the Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University. He also serves on the Advisory Board of the University of South Carolina and Furman University. Director since 2004.

JANICE J. TEAL, Ph.D., 53, is Group Vice President and Chief Scientific Officer of Avon Products, a direct seller of beauty and related products, and has held such position since January 1999. From 1995 to 1998, Dr. Teal served as Vice President of Avon Skin Care Laboratories. In 1982, Dr. Teal joined Avon and has since then held management positions in toxicology, product and package safety and package development. Prior to joining Avon, Dr. Teal was a Post-Doctoral Fellow at the New York University Medical Center Institute of Environmental Medicine and holds a Ph.D. and M.S. degrees in Pharmacology from Emory University Medical School, and a Pharmacy Degree from Mercer University. Dr. Teal serves on the Board of Rockland County Economic Development Corporation (REDC), and Rockland County SCORE—Counselors to America’s Small Business. She is also a trustee of Dominican College. Dr. Teal has held memberships in a variety of related professional associations including the Scientific Advisory Board of The Cosmetic, Toiletry and Fragrance Association and their Animal Welfare Committee, Cosmetic Executive Women, Scientific Advisory Board-Johns Hopkins Center for Alternatives to Animal Research; Scientific Advisory Board-Fund for the Replacement of Animals in Medical Experiments, England; and the Society of Cosmetic Chemists. Director since 2003.

Who are the other remaining directors and when are their terms scheduled to end?

CLASS II

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2007 ANNUAL MEETING

RICHARD E. CAVANAGH, 59, is President and Chief Executive Officer and a Trustee of The Conference Board, Inc., a leading research and business membership organization. He has held this position since November 1995. Previously, he was Executive Dean of the John F. Kennedy School of Government at Harvard University for eight years. Prior to the position with Harvard, he spent 17 years with McKinsey & Company, Inc., the international management consulting firm, where he led the firm’s public issues consulting practice. Mr. Cavanagh is a Trustee of the BlackRock Mutual Funds (58 closed-end funds), Aircraft Finance Trust, and The Educational Testing Service of which he is Chairman; and a director of The Fremont Group and The Guardian Life Insurance Company. He holds a BA degree from Wesleyan University and an MBA degree from the Harvard Business School. Director since 1999.

MICHAEL O. MAGDOL, 68, is Vice Chairman of the Board of Fiduciary Trust Company International (“FTCI”), a global investment manager for families and institutions and a subsidiary of Franklin Resources, Inc. (“FRI”), and has held this position since 1987. From 1987 to 2002, he also served as FTCI’s Chief Financial Officer. He currently serves as Chair of the Enterprise Risk Management Committee of FRI. Prior to 1987, he was Executive Vice President and Director of J. Henry Schroder Bank. He holds a BSE degree from the University of Pennsylvania. Director since 1999.

CLASS III

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2008 ANNUAL MEETING

MICHAEL E. CAMPBELL, 58, is Chairman of the Board, President and Chief Executive Officer of the Company. Previously, he was Executive Vice President of Olin Corporation (“Olin”) and had global management responsibility for all of Olin’s businesses. Prior to his election as Executive Vice President, Mr. Campbell served as President of the Microelectronic Materials Division. Mr. Campbell is a graduate of the University of New Hampshire and received a J.D. degree from George Washington University. He is a director of MeadWestvaco Corporation. Mr. Campbell serves on the Board of Directors of the National Association of Manufacturers and is a member of the Advisory Committee for Trade Policy and Negotiations which provides overall trade policy advice to the Office of the U.S. Trade Representative. He is a former Chairman of the Board of Directors of the American Chemistry Council. He is also an officer and a member of the Society of Chemical Industry’s Executive Committee. Director since 1999.

H. WILLIAM LICHTENBERGER, 70, retired in 2000 as Chairman and Chief Executive Officer of Praxair, Inc., an industrial gases company, a position he assumed in 1992 when Praxair was spun off from Union Carbide Corporation. In 1986, Mr. Lichtenberger was elected a Vice President of Union Carbide Corporation and was appointed President of the Union Carbide Chemicals and Plastics Company, Inc. He was elected President and Chief Operating Officer and a director of Union Carbide Corporation in 1990. He resigned as an officer and director of Union Carbide Corporation upon Praxair’s spin-off. Mr. Lichtenberger is a graduate of the University of Iowa where he majored in chemical engineering and has a masters degree in business administration from the State University of New York, Buffalo. He is a director of Ingersoll-Rand Company, Huntsman Corporation and AEA Limited, a private equity firm. He was formerly a director of the National Association of Manufacturers, a director of the Chemical Manufacturers Association (currently known as the American Chemistry Council) and a member of The Business Roundtable. Director since 1999.

JOHN P. SCHAEFER, Ph.D., 71, is President of LSST Corporation, a not-for-profit corporation dedicated to building and operating a new astronomical telescope. Previously, he was President of the University of Arizona (1971-1982) and Professor of Chemistry at the University, where he had been a member of the faculty since 1960. Before his appointment as President of the University, he served as head of its Department of Chemistry and Dean of its College of Liberal Arts. Dr. Schaefer received his BS degree in chemistry from the Polytechnic Institute of Brooklyn in 1955 and his Ph.D. degree from the University of Illinois in 1958. After postdoctoral studies at the California Institute of Technology, he taught chemistry at the University of California (Berkeley). Dr. Schaefer’s research interests have been in the area of synthetic and structural chemistry. He served on the Board of Governors of the U.S.-Israeli Binational Science Foundation (1973-1978). He is a director of Research Corporation and Research Corporation Technologies, Inc. He is also a trustee of the Polytechnic Institute of New York. Director since 1999.

Although Mr. Lichtenberger will reach the Board’s mandatory retirement age at the Annual Meeting, the Board has waived the retirement age for Mr. Lichtenberger to allow it more time to find a replacement who meets the Board’s needs. It is currently expected that Mr. Lichtenberger will continue to serve as a Director for another year.

How will the returned proxies be voted for directors?

If the proxy card is returned and marked with a direction on how to vote with respect to directors or if a person directs a vote electronically as provided on the proxy card, that direction will be followed. If an individual returns a proxy card without a direction on how to vote marked thereon, such individual’s shares of record and shares held in the CEOP, if any, will be voted FOR the election of Mr. Sanders and Ms. Teal. The nominees are directors at the present time. It is not expected that any nominee will be unable to serve as a director, but if he or she is unable to accept election, it is intended that shares represented by proxies in the accompanying form or voted electronically will be voted FOR the election of a substitute nominee selected by the Board, unless the number of directors is reduced.

What vote is required to elect the directors?

The election of the nominee as a director requires the affirmative vote of a plurality of the votes cast in the election. Votes withheld and shares held in street name (“Broker Shares”) that are not voted in the election of directors will not be included in determining the number of votes cast.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

What are the committees of the Board? How often did the Board and each committee meet in 2005?

During 2005, the Board held four meetings. The average attendance by incumbent directors at meetings of the Board and committees of the Board on which they served was 99%. Each such director attended at least 94% of such meetings. At the end of each Board meeting, the non-management, independent directors meet in executive session without the Chief Executive Officer (“CEO”), the only management, non-independent director. In the absence of the CEO, the non-management directors rotate acting as the chair in these executive sessions.

The current standing committees of the Board are an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

The Audit Committee advises the Board on internal and external audit matters affecting the Company, has direct responsibility for the appointment, compensation, oversight of the work of and replacement of the independent registered public accounting firm and the internal audit service provider (including resolution of disagreement between management and the independent registered public accounting firm regarding financial reporting), including recommending the appointment of internal financial, auditing and regulatory personnel and independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company; reviews the Company’s financial, regulatory and computer annual audit plans; reviews reports and audits of the Company’s internal audit service provider; discusses with independent auditors matters required to be discussed by Independent Standards Board No. 1 and Statement on Auditing Standards No. 61; prepares the Audit Committee Report that appears in the Company’s Proxy Statement; and reviews the presentation of the Company’s financial results and monitors the adequacy of the Company’s internal financial controls. This committee also advises the Board on compliance with the Company’s Code of Ethics, on government and other compliance programs, on corporate and governmental security matters, monitors major litigation and pending internal or external special investigations, with a particular interest in the event there are claims that the Company has acted unethically or unlawfully and reviews the Company’s insurance and risk management process. This committee also reviews audits of expenses of the Company’s senior executives and Directors. This committee has oversight responsibility for compliance with legal mandates in the environmental, health, safety and other regulatory areas. This committee also reviews and evaluates the investment and financial performance of the Company’s pension plans, voluntary employee benefit associations (“VEBAs”) and any thrift plan investment funds, reviews and approves investment policies with respect to the pension plans, VEBAs and any thrift plan funds, approves the selection of thrift plan investment options, approves the appointment of pension plan, VEBA and thrift plan trustees and investment managers and their respective agreements, consults with, and obtains reports from, the pension plan, VEBA and thrift plan trustees and other fiduciaries, approves the charitable contributions budget and program and those other charitable contributions in excess of the CEO’s authority, annually reviews the contributions, financial condition and administration of the Arch Chemicals Government Participation Fund, and reviews, provides advice, and recommends changes, as appropriate, to Management’s programs to maintain and improve community relations. This committee also reviews significant or critical accounting policies in, and effects of regulatory accounting initiatives and off-balance sheet transactions on, the financial statements of the Company; reviews any audit problems encountered and Management’s response; reviews internal controls and procedures and any changes implemented in light of material control deficiencies or weaknesses; determines whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K; monitors activities and results of audits of the computer data center and systems; reviews the adequacy of the Company’s accounting and financial records and system for managing business risk and legal compliance programs; reviews proposed or contemplated significant changes to the Company’s accounting principles and practices and, prior to the filing of certain Securities and Exchange Commission (the “SEC”) reports, reviews with Management, the internal audit service provider and the independent auditor, the impact on the financial statements of estimates which potentially affect the quality of the financial reporting; reviews the Company’s quarterly financial statements prior to the filing on Form 10-Q; establishes and monitors procedures for handling complaints received by the

Company regarding accounting, auditing or internal accounting control matters and confidential anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; advises the Board on corporate and governmental security matters; reviews the Committee’s Charter annually and recommends to the Board any appropriate changes; also the Committee without having to seek Board approval determines funding by the Company for payment of independent auditors and any advisors retained by this committee.

The Board has adopted a written charter for the Audit Committee, and the Board has determined that the members of the Audit Committee meet applicable New York Stock Exchange standards for independence and financial literacy and that Mr. Magdol is the “audit committee financial expert” for purposes of SEC rules. No audit committee member is permitted to serve on more than three audit committees of public companies. The Audit Committee currently consists of Messrs. Magdol, Schaefer (chair) and Ms. Teal. During 2005, nine meetings of this committee were held.

The Compensation Committee administers and sets policy, develops and monitors strategies for the programs which compensate the CEO and other senior executives. This committee approves the salary plans for the CEO and certain other senior executives including total direct compensation opportunity, and the mix of base salary, annual incentive standard and long term incentive guideline awards. It approves the measures, goals, objectives, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans for such persons. This committee also administers the 1999 Long Term Incentive Plan, issues an annual Report on Executive Compensation that appears in the Company’s Proxy Statement, approves Executive and Change in Control Agreements, approves and adopts new qualified and non-qualified pension plans, adopts amendments thereto, approves terminations of qualified and non-qualified pension plans, administers the Senior Executive Pension Plan, makes recommendations to the Board on any other matters pertaining to the pension, CEOP and other plans which this committee deems appropriate and reviews plans for management development and succession. This committee also advises the Board on the remuneration for members of the Board. The Compensation Committee currently consists of Messrs. Cavanagh, Lichtenberger (chair) and Sanders. During 2005, two meetings of this committee were held.

The Corporate Governance Committee assists the Board in fulfilling its responsibility to the Company’s shareholders relating to the selection and nomination of Directors, makes recommendations to the Board regarding the selection of the CEO, reviews the nominees for other offices of the Company, coordinates the evaluation of the Board and its committees, develops and recommends to the Board corporate governance guidelines, periodically reviews corporate governance trends, issues and best practices and makes recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board and the Company, recommends to the Board a slate of nominees to be proposed for election to the Board by shareholders at annual meetings and at other appropriate times, recommends individuals to fill any vacancies created on the Board, makes recommendations to the Board regarding the size and composition of the Board, the particular qualifications and experience that might be sought in Board nominees, assesses whether the qualifications and experience of candidates for nomination and renomination to the Board meet the then current needs of the Board, seeks out possible candidates for nomination and considers suggestions by shareholders, Management, employees and others for candidates for nomination and renomination as Directors, reviews and makes recommendations to the Board regarding the composition, duties and responsibilities of various Board committees from time to time as may be appropriate, reviews and advises the Board on such matters as protection against liability and indemnification, and assesses and reports annually to the Board on the performance of the Board itself as a whole. The members of the Corporate Governance Committee satisfy applicable New York Stock Exchange standards for independence. The Corporate Governance Committee currently consists of Messrs. Cavanagh (chair), Lichtenberger, Magdol, Sanders, Schaefer and Ms. Teal. During 2005, two meetings of this committee were held.

All Board committee charters are available on the Company’s web site at http://www.archchemicals.com in the Investor Relations section and a paper copy can also be obtained by contacting Investor Relations, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204 or by calling (203) 229-2654.

How are Board nominees selected?

The Board itself is responsible, in fact as well as procedurally, for selecting nominees for membership. The Board delegates the screening process to the Corporate Governance Committee with direct input from the CEO. Such committee is responsible for reviewing with the Board the appropriate experience and skills required of new Board members in the context of the current composition of the Board. The Board historically has utilized the services of a search firm to help identify candidates for Director who meet the qualifications outlined below.

It is the Board’s desire to select individuals for nomination to the Board who are most highly qualified and who, if elected, will have the time, qualifications and dedication to best serve the interests of the Company and its shareholders, taking into account such person’s skills, expertise, breadth of experience, knowledge about the Company’s businesses and industries, qualities and capabilities, as well as the needs and objectives of the Board and the Company. A person’s sex, race, religion, age, sexual orientation or disability is not a criterion for service on the Board. In addition, at least two-thirds of the members of the Board must be independent Directors. To be “independent” for this purpose, the Director must not have any direct or indirect material relationship with the Company as determined by the Directors as provided in the Company’s Principles of Corporate Governance which is available on the Company’s website at www.archchemicals.com in the Investor Relations section.

After a review of identified Board candidates and their background by the Corporate Governance Committee, with the aid of the CEO, the Chair of such committee and the CEO interview potential Board candidates selected by the Corporate Governance Committee. The results of these interviews are reviewed with all Directors before such committee recommends a candidate to the Board for approval.

The Corporate Governance Committee will consider candidates recommended by shareholders for election as directors at future annual meetings. Recommendations must be in writing and submitted to the Corporate Secretary of the Company by December 1, accompanied by the written consent of the candidate along with the information required for director nominations as set forth in the Company’s Bylaws, including:

•	the name and address of the shareholder who intends to make the nomination and any other person on whose behalf the nomination is being made, and of the person or persons to be nominated;

•	the class and number of shares of the Company that are owned by the shareholder and any other person on whose behalf the nomination is being made;

•	a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

•	any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors.

The Corporate Governance Committee has not received any director nominee recommendations from shareholders during 2005.

Does the Company have a process for interested parties to send communications to the Board?

Yes. Shareholders and interested parties may communicate with the whole Board or any member of the Board by writing to such member c/o Corporate Secretary, Arch Chemicals, Inc., P.O. Box 5204, Norwalk, Connecticut 06856-5204. All such communications are passed on to the addressed Board members except for commercial solicitations.

Does the Company have a policy regarding director attendance at annual meetings of shareholders?

The policy strongly encourages all Directors to attend the annual meetings of shareholders. Last year the Directors had a 75% attendance record at the 2005 annual meeting of shareholders. Two Directors were absent; one, who is no longer a Director, was absent due to a sudden serious illness.

Has the Board of Directors adopted Principles of Corporate Governance?

Yes. The Company’s Principles of Corporate Governance can be found on the Company’s website by going to the following address: http://www.archchemicals.com in the Investor Relations section under Corporate Governance. A paper copy can also be obtained by contacting Investor Relations, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204 or by calling (203) 229-2654.

What is the categorical independence standard used by the Board to determine whether Board members are independent?

In addition to the independence requirements of the NYSE, the Board has adopted its Principles of Corporate Governance which contain the following definition of independence:

At least two-thirds of the members of the Board shall be independent Directors. To be independent for this purpose, the Director must not have any direct or indirect material relationship with the Corporation as determined by the Directors as provided below. The Board has established the following guidelines to assist it in determining Director independence:

(1)	A Director will not be independent if, within the preceding three years: (i) the Director was employed by the Corporation, (ii) an immediate family member of the Director was employed by the Corporation as an executive officer; (iii) the Director was (but is no longer) a partner in or employed by the Corporation’s external auditor and personally worked on the Corporation’s audit within that time; (iv) an immediate family member of the Director was (but is no longer) a partner in or employed by the Corporation’s independent auditor and personally worked on the Corporation’s audit within that time; (v) an executive officer of the Corporation was on the board of directors of a company which employed the Corporation’s Director, or which employed an immediate family member of the Director as an executive officer; or (vi) the Director or an immediate family member of the Director received in any twelve-month period during such three-year period direct compensation from the Corporation and its consolidated subsidiaries in excess of $100,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation (provided such compensation is not contingent in any way on continued service).

(2)	A Director will not be independent if: (a) the Director or the immediate family member of the Director is a current partner of the Corporation’s external auditor firm or internal auditor service provider firm, (b) the Director is a current employee of either such firm, or (c) the Director has an immediate family member who is a current employee of either such firm and who participates in either such firm’s audit, assurance or tax compliance (but not tax planning) practice.

(3)

The following commercial or charitable relationships will not be considered to be material relationships that would impair a Director’s independence: (i) if a Director is a current employee of, or has an immediate family member who is a current executive officer of another company that has made payments to, or received payments from the Corporation, in any of the last three fiscal years that are less than the greater of $1 million or two percent (2%) of the annual revenues of the company he or she is so associated; (ii) if a Director is an executive officer of another company which is indebted to the Corporation, or to which the Corporation is indebted, and the total amount of either company’s indebtedness to the other is less than two percent (2%) of the total consolidated assets of the company he or she serves as an executive officer; and (iii) if a Director serves as an officer, director or trustee of a charitable organization, and the Corporation’s discretionary charitable contributions to the organization are less than two percent (2%) of that organization’s total annual charitable receipts (excluding for this purpose any and all of the Corporation’s automatic matching of employee and Director charitable contributions).

The Board will annually review all commercial and charitable relationships of Directors. Whether Directors meet these categorical independence tests will be reviewed and will be made public annually prior to their standing for re-election to the Board.

A Director who was a past director or executive officer of Olin Corporation shall not be disqualified as an independent Director simply because of such past service unless applicable law or regulations require otherwise.

The Board shall have as members such persons that it considers it needs to perform its functions with respect to background, skill sets, diversity and business experience.

All members of the Board (other than Mr. Campbell, the Company’s CEO) are independent within the meaning of the Principles of Corporate Governance and NYSE rules. Relationships between the Company and these independent directors, if any, fall below the percentage thresholds indicated in the definition of independence outlined above.

Has the Company adopted a Code of Ethics?

The Company has a code of conduct that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Company’s code of conduct is on its website at: http://www.archchemicals.com in the Investor Relations section under Corporate Governance. The Company will post any amendments to the code of conduct, as well as any waivers that are required to be disclosed by the rules of either the SEC or the NYSE, on its website. A paper copy of the code can also be obtained by contacting Investor Relations, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204 or by calling (203) 229-2654.

Report of the Audit Committee

The Audit Committee is established by the Board of Directors. The Board has adopted a written charter for this committee setting out the functions it is to perform. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Directors who serve on this committee are all “Independent” for purposes of the New York Stock Exchange listing standards. Thus, the Board of Directors has determined that no Audit Committee member has a relationship to the Company that may interfere with our independence from the Company and its Management.

The Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2005 and met with both Management and KPMG LLP (“KPMG”), the Company’s independent registered accounting firm, to discuss those financial statements. Management has represented to this committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from and discussed with KPMG the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. The Audit Committee also considered the compatibility of non-audit services with such firm’s independence. We also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

John P. Schaefer, Chair

Michael O. Magdol

Janice J. Teal

February 27, 2006

What are the directors paid for their services?

Generally speaking, the Stock Plan for Nonemployee Directors (the “Directors Plan”) (i) provides for the granting annually, at the election of the Board, of a number of shares of Common Stock, options to purchase shares of Common Stock, performance shares or a combination of the foregoing (as determined by the Board) to each nonemployee director and, in the case of a grant of shares of Common Stock, the deferral of the payment of such shares until after such director ceases to be a member of the Board, (ii) permits the Board to determine if all or part of the annual retainer shall be paid in shares of Common Stock, (iii) permits such director, subject to the approval of the Board, to elect to receive his or her meeting fees in the form of shares of Common Stock in lieu of cash, (iv) permits such director, subject to the approval of the Board, to elect to receive in the form of shares of Common Stock the amount by which the annual retainer exceeds the amount payable in shares of Common Stock (“Excess Retainer”) in lieu of cash for such excess and (v) permits such director to elect to defer any meeting fees and Excess Retainer paid in cash and any shares to be delivered under the Directors Plan. Interest on deferred cash and dividends on deferred shares are paid to the nonemployee director unless the director elects to defer such amounts in which case interest is credited quarterly and dividend equivalents are reinvested in phantom shares of Common Stock on the dividend payment date. Deferred shares are paid out in shares of Common Stock unless the Board decides otherwise. Performance shares vest and are paid out, unless deferred by the director, upon the satisfaction of performance goals established by the Compensation Committee. Deferred accounts under the Directors Plan are paid out if there is a “Change in Control” as defined in such plan. The Board sets director compensation for a calendar year in the prior calendar year.

In 2005, each nonemployee director’s deferred stock account under the Directors Plan was credited with 3,250 phantom shares of Common Stock. Such shares will be paid out to a director in cash when he or she ceases to be a director. In addition for 2005, each nonemployee director was entitled to receive $35,000 in cash as a retainer. In 2006, each nonemployee director’s deferred stock account under the Directors Plan was credited with 4,000 phantom shares of Common Stock. Such shares will be paid out to a director in cash when he or she ceases to be a director. In addition for 2006, each nonemployee director was entitled to receive $50,000 in cash as a retainer.

If Board meetings exceeded eight meetings in a calendar year, each nonemployee director would be entitled to receive a $1,500 meeting fee for each Board meeting attended in excess of eight meetings. In 2005, there were less than nine Board meetings.

Each Board committee chair received a $7,500 annual committee chair meeting fee in 2005 and 2006, except in 2005, the Audit Committee chair received a fee of $15,000 and in 2006 the Audit Committee chair received a fee of $20,000.

The shares, cash retainer and fees may be deferred by the director as provided in the Directors Plan into Arch phantom stock accounts and a variety of other phantom investment vehicles.

All directors participate in the Arch charitable giving program with a 100% match for gifts up to $2,500 to eligible charities. Directors who are not officers or employees of the Company or one of its subsidiaries are covered while on Company business under the Company’s business travel accident insurance policy which covers employees of the Company generally. Directors also are reimbursed during the year for expenses incurred in the performance of their duties as directors, such as travel expenses. As part of the director compensation package, the Company offers all directors the use of office space at the Company’s Norwalk headquarters, Company car service and reimbursement for income tax preparation costs.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by directors and the individuals named in the Summary Compensation Table?

The following table sets forth the number of shares of Company Common Stock beneficially owned by each Director and nominee for Director, by the individuals named in the summary compensation table on page 20, and by all directors and current executive officers of the Company as a group, as reported to the Company by such persons as of January 13, 2006. Unless otherwise indicated in the footnotes below, the officers, directors, nominees and individuals had sole voting and investment power over such shares. Also included in the table are shares of Common Stock which may be acquired within 60 days.

Name of Beneficial Owner	No. of Common Shares Beneficially Owned(a,b)	Percent of Class of Common Stock(c)
Michael E. Campbell	366,568	1.5
Hayes Anderson	33,059
Richard E. Cavanagh	19,695
Paul J. Craney	69,710
H. William Lichtenberger	22,826
Michael O. Magdol	15,580
Louis S. Massimo	94,996
Sarah A. O’Connor	59,547
Daniel S. Sanders	7,000
John P. Schaefer	25,009
Janice J. Teal	5,000
Directors and executive officers as a group, including those named above (13 persons)	763,325	3.1

(a)	Included in this table with respect to officers are shares credited under the CEOP. Also included in the case of the incumbent directors (other than Mr. Campbell) are certain shares of Common Stock credited to a deferred account for such directors pursuant to the arrangements described above under “What are the directors paid for their services?” in the amounts of 8,372 for Mr. Cavanagh; 11,426 for Mr. Lichtenberger; 4,380 for Mr. Magdol; none for Mr. Sanders; 11,120 for Mr. Schaefer and none for Ms. Teal. Such shares so credited to these directors have no voting power and are paid out in shares of Common Stock at the end of the deferral period.
(b)	The amounts shown include shares that may be acquired within 60 days following January 15, 2006 through the exercise of stock options as follows: Mr. Campbell, 343,160; Mr. Anderson, 19,154; Mr. Cavanagh, 11,200; Mr. Craney, 61,847; Mr. Lichtenberger, 11,200; Mr. Magdol, 11,200; Mr. Massimo, 89,358; Ms. O’Connor, 54,000; Mr. Sanders, 0; Mr. Schaefer, 11,200; Ms. Teal, 0; and all directors and executive officers as a group, including the named individuals, 649,819.
(c)	Unless otherwise indicated, beneficial ownership of any named individual does not exceed one percent of the outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than ten percent of a registered class of Arch’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period January 1, 2005 to December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except a Section 16(a) form was inadvertently filed three business days late with respect to a stock option exercise in June 2005 by Mr. Hayes Anderson, who is the Company’s Vice President, Human Resources.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

The Compensation Committee, which is currently made up of three independent directors, oversees the administration of total compensation for the named executives. In discharging its responsibilities, the Compensation Committee selects and retains an independent compensation consultant. The consultant reports directly to the Compensation Committee regarding these matters.

Compensation Philosophy

It is the philosophy of the Company to incent and compensate its executives to maximize shareholder value. This philosophy incorporates the following principles:

1.	Compensation should attract and retain qualified employees and stimulate their profitable efforts on behalf of the Company;

2.	Compensation should be internally equitable and externally competitive; and

3.	Performance metrics should be directly linked to profitability and shareholder value creation of the Company.

Executive Compensation Program as Administered in 2005

Generally speaking, the Compensation Committee establishes competitive total compensation opportunities for the CEO and other named executives that are targeted to the median of a group of 21 specialty chemical companies (the “comparator group”) that are similar to Arch in terms of size and scope of operations. An independent consultant provides the Committee with an annual assessment of Arch’s relative position versus its comparator group and against a national data base of industrial companies. This assessment focuses on operating performance and total compensation including each of the following components:

•	Annual Base Salary

•	Annual Incentive Bonus

•	Long Term Incentive Award

Together, these three components comprise the total targeted compensation opportunity determined by targeting the median of the group cited above. Once the total targeted compensation opportunity is determined for the CEO and other named executives, the Compensation Committee, with the advice of the independent outside consultant, determines the competitiveness and appropriate mix of these three components. With the focus on creating alignment between the compensation program and shareholders’ interest, the emphasis of the Company’s executive compensation is on variable compensation that is at risk and aligned with Company performance.

The objectives of the Company’s executive compensation policies are to:

•	Unite the Company’s management as a team.

•	Reward the achievement of important business goals, based on specific, objective criteria that have been approved in advance by the Committee.

•	Stress at risk variable pay programs with an emphasis on the long-term financial performance.

•	Ensure “line of sight” strategic objectives are clearly articulated and their achievement appropriately rewarded.

•	Attract, retain and motivate executives who can significantly contribute to the success of the Company.

•	Provide a rational, consistent and competitive executive compensation system that is well understood by those to whom it applies.

Under Section 162(m) of the Internal Revenue Code, publicly traded corporations generally are not permitted to deduct compensation in excess of $1 million paid to certain top executives unless the compensation qualifies as “performance-based compensation.” The company will weigh the benefits of compliance with Section 162(m) against the potential burdens, and reserves the right to pay compensation that may not be fully deductible if it determines, in good faith, that it is in the company’s best interest to do so.

Annual Base Salary

As it does annually, the Committee reviewed the base salaries of each of the named executives in relation to the following three categories: comparable jobs in the comparator group; comparable jobs in general industry; and the financial performance of the Company. The Committee approved salary adjustments for these individuals effective January 1, 2005, based on their individual performance and their salaries relative to the market. Based on this competitive market and the Company’s strong performance, the Committee granted the CEO a 4.9% increase in base salary.

Annual Incentive Bonus

Incentive bonuses for Arch named executives were determined by a comparison of pre-established 2005 targets for EPS and cash flow with actual 2005 financial performance for these measures as well as the achievement of pre-established personal strategic goals. The financial measures were weighted 70% with the remaining 30% applied to achieving personal strategic objectives.

The CEO’s bonus was determined under the Senior Management Incentive Compensation Plan in accordance with the specified financial performance metrics and weightings using EPS and cash flow. For 2005, this resulted in a 69% payout for the CEO under such plan. The CEO’s total bonus payout was $550,000. This consisted of a $304,800 payout from the Company’s Senior Management Incentive Compensation Plan and $245,200, which represented a separate payment regarding the CEO’s performance with respect to the accomplishment of strategic and personal objectives that were established earlier in the year. In awarding compensation, the Committee noted the following with respect to financial measures:

•	Significant improvement in EPS from continuing operations before special items in 2005; and

•	Improvement in return on equity (“ROE”) to 9% in 2005 and in excess of the target set in 2003.

In addition, the Committee also recognized:

•	Achievement of record setting Responsible Care performance in the areas of employee recordables and environmental incidents;

•	Recognition by the American Chemistry Council of Arch’s achieving Responsible Care Management Systems (RCMS) certification at four Arch sites;

•	Significant sales increase from the successful implementation of its Treatment Products growth initiatives;

•	Purchase of the remaining 50% of Nordesclor S.A. in Brazil and the acquisition of a small water treatment business in Colombia; and

•	Completion of the divestiture of our 50% share in Planar Solutions to Fuji Film.

The Committee believes that the 2005 bonus payments are consistent with the Company’s strategy of rewarding employees for the achievement of important, challenging business goals. In light of the Company’s excellent results for the year, the resulting payouts are reasonable and performance based.

Long Term Incentive Award

As indicated earlier, the Committee, with the advice of its independent consultant, established target values for all three components of compensation, including the Long Term Incentive Plan award. This component of compensation is designed to encourage the long-term retention of key executives and to tie a major part of executive compensation directly to Company performance and the long-term enhancement of shareholder value. The Committee granted phantom share units to the named executives on February 9, 2005. With a view consistent with aligning Arch’s named executives with the interests of shareholders, the award of phantom shares was designed to recognize and reward ROE over a three-year period ending December 31, 2007. The phantom share units are earned at the end of the three-year period provided the ROE target is achieved. There is an opportunity for accelerated payout of the phantom share units if the ROE target is met or exceeded by December 31, 2006. If the ROE target is not achieved by the end of 2007, 50% of the phantom share units will be forfeited and 50% of the phantom share units will be paid out in cash as soon as administratively feasible following the end of calendar year 2010 if the executive is still employed at the Company (subject to certain departures with the Committee’s consent).

On January 24, 2005, the restrictions lapsed on a special three-year restricted stock unit grant issued by the Committee on January 24, 2002. The CEO’s restricted stock unit payment of $555,600 was paid in cash in February 2005.

The 2003 Long Term Incentive Plan ROE target of 8% was exceeded at the end of the three-year performance period ending December 31, 2005 and resulted in a cash payout to the CEO and the other named executives.

The Compensation Committee believes these executive compensation policies and programs effectively serve the interests of shareholders and the Company and are appropriately balanced to provide increased motivation for executives to contribute to the Company’s future successes.

H. William Lichtenberger, Chair

Richard E. Cavanagh

Daniel S. Sanders

March 1, 2006

The following table shows for the CEO and the other four most highly compensated executive officers of Arch (collectively, the “named executive officers”) cash compensation for the fiscal years 2003-2005.

Summary Compensation Table

	Annual Compensation				Long Term Compensation			All Other Compen- sation(c)
				Other Annual Compen- sation(a)	Awards		Payouts
Name and Principal Position as of December 31, 2005	Year	Salary	Bonus		Restricted Stock Awards(b)	Securities Underlying Options	LTIP Payouts
Michael E. Campbell Chairman, President & Chief Executive Officer	2005 2004 2003	$750,000 715,000 685,008	$550,000 1,141,235 950,000	$122,089 92,062 69,477	$903,495 800,650 527,220	0 0 43,000	$818,960 625,050 0	$60,759 61,531 54,949

Hayes Anderson Vice President, Human Resources	2005 2004 2003	290,000 270,000 260,004	130,000 213,760 230,000	14,829 16,004 5,640	148,335 131,450 73,629	0 0 6,000	114,372 83,340 0	17,425 16,490 15,432

Paul J. Craney Executive Vice President	2005 2004 2003	400,000 375,000 330,000	205,000 465,250 350,000	25,218 24,364 10,400	269,700 239,000 145,440	0 0 12,000	225,920 138,900 0	30,195 27,115 20,540

Louis S. Massimo Executive Vice President & Chief Financial Officer	2005 2004 2003	425,000 400,000 380,004	215,000 490,250 390,000	22,400 19,200 11,613	269,700 239,000 145,440	0 0 12,000	225,920 166,680 0	28,791 26,662 22,575

Sarah A. O’Connor Vice President, General Counsel & Secretary	2005 2004 2003	305,000 295,000 285,000	140,000 236,425 250,000	12,280 10,680 6,280	148,335 131,450 79,083	0 0 6,500	122,844 97,230 0	18,261 17,386 15,648

(a)	For Mr. Campbell, figures include an annual automobile allowance and related tax gross-up. For Messrs. Campbell, Anderson and Craney, figures also include tax gross-ups paid as a result of imputed income for the use of an outside personal financial advisor. For all the named individuals, all figures include dividend equivalents paid on performance share units held by such individual.
(b)	Values shown in the table were determined by multiplying the total number of performance retention units granted on the date of grant by the closing price of a share of Common Stock on such date. The total number of restricted stock units and performance retention share units outstanding at December 31, 2005 (including those vesting on such date) and their corresponding value based on the closing price of a share of Common Stock on such date are: for Mr. Campbell, 96,000 units ($2,870,400); for Mr. Anderson, 15,050 units ($449,995); for Mr. Craney, 28,000 units ($837,200); for Mr. Massimo, 28,000 units ($837,200); and for Ms. O’Connor, 15,350 units ($458,965). Grants of performance retention share units made in 2005 are paid out in cash and may vest in year two or in year three if a certain financial target is reached and otherwise vest at the end of 2010 if the recipient is still employed at the Company. Dividend equivalents are paid in cash on all such units.
(c)	Amounts reported in this column for 2005 consist of the following items:

	CEOP Match(1)	Supplemental CEOP(1)(2)	Term Life Insurance(3)	Senior Executive Life Insurance Premiums(4)
M. E. Campbell	$6,970	$28,400	$655	$24,734
H. Anderson	4,520	9,040	131	3,734
P. J. Craney	4,688	14,063	0	11,444
L. S. Massimo	4,666	15,285	1,365	7,475
S. A. O’Connor	8,646	5,814	96	3,705

(1)	Includes a basic company match and a performance match which is based on the financial results of the Company.
(2)	The Supplemental CEOP permits participants in the CEOP to make contributions, and the Company to match the same, in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations. The 2005 contributions and Company matching amounts made were invested in an Arch phantom stock account under this plan.
(3)	Under Arch’s key executive insurance program, executives may elect additional life insurance which provides for monthly payments to be made to the spouse and dependent children of deceased participants.
(4)	The amount of the premium shown represents the full dollar amount of the premium the Company paid in 2005 for the senior executive life insurance plan.

The figure for Mr. Anderson also includes relocation payments in the amount of $960 in 2003 made under a relocation policy in connection with Mr. Anderson’s relocation from Arizona to the Company’s Connecticut headquarters.

How many 1999 Long Term Incentive Plan (“Long Term Plan”) awards were granted in 2005 as part of 2005 compensation to the individuals named in the Summary Compensation Table?

No stock options were granted to the individuals named in the summary compensation table on page 20, from January 1, 2005 through December 31, 2005.

The following table sets forth as to the individuals named in the summary compensation table on page 20, information relating to the performance share units granted by the Company from January 1, 2005 through December 31, 2005.

1999 Long Term Incentive Plan—Awards In Last Fiscal Year

	Number of Performance Share Units (#)(a)	Performance Or Other Period Until Maturation Or Payout(b)	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name			Threshold (#)	Target (#)	Maximum (#)
M.E. Campbell	33,500	3 yrs.	33,500	33,500	33,500
H. Anderson	5,500	3 yrs.	5,500	5,500	5,500
P.J. Craney	10,000	3 yrs.	10,000	10,000	10,000
L.S. Massimo	10,000	3 yrs.	10,000	10,000	10,000
S.A. O’Connor	5,500	3 yrs.	5,500	5,500	5,500

(a)	Each performance share unit consists of a phantom share of Common Stock that is payable in cash if the performance goal is achieved. Performance share units granted have a three-year performance cycle ending December 31, 2007. The Compensation Committee has established a payment schedule if the Company achieves a certain return on equity (“ROE”) target at the end of 2006 or 2007. If the ROE goal is achieved, 100% of the units will be paid out in cash at the then current market value of the Common Stock. If the performance goal is not achieved by the end of 2007, the units will be forfeited. In certain circumstances, such as retirement and disability, units may be prorated and paid out to the extent earned. In the event of a change in control, units are paid out. Dividend equivalents on the units are paid in cash to the award recipient periodically during the time the units are outstanding.
(b)	Payout occurs if ROE reaches target at the end of year 2 or year 3.

Performance retention share unit awards were also granted under the Long Term Plan to key employees selected by the Compensation Committee during 2005. The performance retention share unit awards granted in 2005 are shown in the summary compensation table on page 20 in the column “Restricted Stock Awards.”

How many Arch stock options were exercised in 2005 by the individuals named in the Summary Compensation Table and what is the value of the unexercised ones?

The following table sets forth as to the individuals named in the summary compensation table on page 20, information regarding options exercised during 2005 and the value of in-the-money outstanding options at the end of 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/05		Aggregate Value of Unexercised, In-the-Money Options at 12/31/05(a)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
M.E. Campbell	3,704	$27,595	348,487	—	$2,951,938	—
H. Anderson	5,151	29,258	19,154	—	173,077	—
P.J. Craney	—	—	61,847	—	524,179	—
L.S. Massimo	—	—	89,358	—	760,964	—
S.A. O’Connor	—	—	54,000	—	556,920	—

(a)	Value was computed as the difference between the exercise price and the $29.90 per share closing price of Arch Common Stock on December 31, 2005, as reported on the consolidated transaction reporting system relating to NYSE issues. These individuals do not hold any unexercisable employee stock options as of December 31, 2005.

Comparison of Five Year Cumulative Total Return Among Arch Chemicals, Inc.,

the S&P 500 Index and the S&P Chemicals (Specialty) Index

The graph below compares the cumulative total shareholder return of the Common Stock to the Standard & Poor’s 500 Index and to the Standard & Poor’s Chemicals (Specialty) Index for the period from December 31, 2000 to December 31, 2005, the last trading day of the Company’s fiscal year. The graph assumes that the value of the investment in the Common Stock and each index was $100 at close of December 31, 2000 and that all dividends were reinvested. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2005.

Do the named executive officers have employment or change-in-control agreements?

Each of the executive officers named in the summary compensation table has an Executive Agreement with the Company which provides, among other things, that in the event of a covered termination of employment (which could include, among other things, termination of employment by the Company (other than for cause) and termination at the election of the individual to leave the Company under certain circumstances), the individual will receive a lump sum severance payment from the Company equal to 12 months’ base pay plus the greater of (a) the average incentive compensation award paid by the Company during the three years preceding the termination or (b) the then standard annual incentive compensation award, less any amounts payable under existing severance or disability plans of the Company. In the event that a “Change in Control” of the Company occurs, and there is a covered termination, the individual will receive (i) three times the aforementioned severance payment in lieu of one times and (ii) another payment equal to three times the higher of the individual’s long term incentive target at the time of termination or immediately prior to the Change in Control. Pension credit and insurance coverage would be afforded for the period reflected in the severance payment, and in certain cases, insurance coverage will be extended beyond such period. The agreements also provide for certain outplacement services. A “Change in Control” would occur if the Company ceases to be publicly owned; 20% or more of its voting stock is acquired by others (other than the Company, a subsidiary or a Company employee benefit plan); the incumbent Directors and their designated successors cease over a two-year period to constitute a majority of the Board; all or substantially all of the Company’s business is disposed of in a transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the Company’s shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company); or the shareholders of the Company approve a sale of all or substantially all the Company’s assets or a liquidation or dissolution of the Company. Each agreement provides that the individual agrees to remain in the Company’s employ for six months after a “Potential Change in Control” of the Company has occurred. The agreements provide that payments made thereunder or under any “change in control” provision of the Company’s compensation or benefit plan which are subject to “excess parachute payment” tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. The agreements provide that such officers not solicit customers or employees for a certain period. The agreements expire on December 31, 2007. They are automatically extended until the end of a calendar year following the third anniversary of any Potential Change in Control. Upon any expiration, the agreements automatically renew for one calendar year unless the Company’s Board of Directors (or the Compensation Committee thereof) determines that they should not be extended and no Potential Change in Control or Change in Control occurs after such Board or Committee determination.

Certain of the Company’s benefit and compensation plans also contain “change in control” provisions.

What are the retirement income benefits provided to the named executive officers?

The Company has a tax-qualified, defined benefit pension plan for the Company’s U.S.-based employees (“Tax Qualified Pension Plan”) that provides benefits based on service with the Company and with Olin Corporation (“Olin”) for the period prior to the spinoff of the Company from Olin. The Company became liable for the payment of all pension plan benefits accrued by Company employees prior to and following such spinoff who ceased to be Company employees after the spinoff. Olin transferred assets to the Company’s pension plan and the amount of the assets were sufficient to comply with Section 414(l) of the Internal Revenue Code of 1986, as amended.

The Tax Qualified Pension Plan, together with a supplementary nonqualified plan (collectively, the “Company Pension Plan”), provide for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after attainment of age 55 with at least 10 years of service at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62 or older). Directors who are not also employees of the Company are not eligible to participate in the Company Pension Plan. The Tax Qualified Pension Plan is a tax-qualified plan, and benefits are payable only with respect to compensation that is not deferred under a nonqualified plan and that does not exceed certain annual IRS imposed limits. Under the supplementary plan mentioned above, the Company pays a supplemental pension, based on the formula described below, on compensation deferred to nonqualified plans (including deferred incentive compensation). Also under the supplementary plan, the Company will pay employees affected by the limitations imposed by the Internal Revenue Code on qualified plans a supplemental pension in an annual amount equal to the reduction in pensions resulting from such limitations.

“Compensation” for purposes of the Company Pension Plan represents average cash compensation per year (salary and bonus shown in the summary compensation table on page 20), including deferred compensation, received for the highest three years during the ten years up to and including the year in which an employee retires, including compensation with Olin. The normal retirement allowance is 1.5% of “Compensation” as so defined, multiplied by the number of years of benefit service, reduced by an amount of the employee’s primary Social Security benefit not to exceed 50% of such Social Security benefit. Years of benefit service shall also include benefit service with Olin.

Under the Company’s Senior Executive Pension Plan (the “Senior Plan”), which is a second nonqualified pension plan for certain U.S. senior executives, the Company pays retirement benefits to such executives upon their retirement after age 55, which benefits are reduced if retirement is prior to age 62. Under the Senior Plan, the maximum benefit will be 50% of “Compensation” (as defined above), reduced by payments from the Company Pension Plan, any other Olin or Company pension, pension benefits from other employers, and certain Social Security benefits. Subject to the above limitations, benefits under the Senior Plan will accrue at the rate of three percent for each year of service that a senior executive is eligible to participate in the Senior Plan. In all cases, benefits payable under the Senior Plan are reduced by (i) annual retirement benefits payable under the Company Pension Plan, (ii) all qualified and nonqualified deferred compensation plans of previous and subsequent employers and (iii) 50% of the employee’s primary Social Security benefit. The Senior Plan also provides benefits to the executive’s surviving spouse generally equal to 50% of the executive’s benefits. The Compensation Committee may remove a participant from the Senior Plan for cause as provided in the Plan whether before or after payments under the Plan commence. The participant may elect to receive payment under the Senior Plan in a lump sum equivalent to the actuarial present value of the benefits as computed in accordance with such plan.

The Tax Qualified Pension Plan provides that if, within three years following a “Change in Control” of the Company, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and such termination, merger or other event thereafter takes place, plan benefits would automatically be increased for affected non-collectively bargained participants (and retired participants) to absorb any plan surplus.

Each of the Senior Plan and the supplementary plan mentioned above provides that in the event of a “Change in Control,” the Company will pay each participant a lump-sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by the Company to make payments under such plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under the plan, based on benefits accrued thereunder to the date of the “Change in Control.” The Executive Agreements described above provide that an executive officer who is less than age 55 at the time of a “Change in Control” will, for purposes of calculating the above lump-sum payment under the Senior Plan, be treated as if he or she had retired at age 55, with the lump-sum payment being calculated on the basis of service to the date of the “Change in Control.”

The following table shows the maximum combined amounts payable annually on normal retirement under the Company Pension Plan and Senior Plan. Such amounts will be reduced by Social Security benefits and the other offsets described above.

Pension Plan Table

	Years of Service
Remuneration	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 300,000	$45,000	$90,000	$135,000	$150,000	$150,000	$150,000	$157,500	$180,000
400,000	60,000	120,000	180,000	200,000	200,000	200,000	210,000	240,000
500,000	75,000	150,000	225,000	250,000	250,000	250,000	262,500	300,000
600,000	90,000	180,000	270,000	300,000	300,000	300,000	315,000	360,000
700,000	105,000	210,000	315,000	350,000	350,000	350,000	367,500	420,000
800,000	120,000	240,000	360,000	400,000	400,000	400,000	420,000	480,000
900,000	135,000	270,000	405,000	450,000	450,000	450,000	472,500	540,000
1,000,000	150,000	300,000	450,000	500,000	500,000	500,000	525,000	600,000
1,100,000	165,000	330,000	495,000	550,000	550,000	550,000	577,500	660,000
1,200,000	180,000	360,000	540,000	600,000	600,000	600,000	630,000	720,000
1,300,000	195,000	390,000	585,000	650,000	650,000	650,000	682,500	780,000
1,400,000	210,000	420,000	630,000	700,000	700,000	700,000	735,000	840,000
1,500,000	225,000	450,000	675,000	750,000	750,000	750,000	787,500	900,000
1,700,000	255,000	510,000	765,000	850,000	850,000	850,000	892,500	1,020,000
1,900,000	285,000	570,000	855,000	950,000	950,000	950,000	997,500	1,140,000
2,100,000	315,000	630,000	945,000	1,050,000	1,050,000	1,050,000	1,102,500	1,260,000
2,300,000	345,000	690,000	1,035,000	1,150,000	1,150,000	1,150,000	1,207,500	1,380,000

Credited years of service for the executive officers named in the summary compensation table on page 20 are as follows as of December 31, 2005: Mr. Campbell, 27.6 years (18.3 years under the Senior Plan); Mr. Anderson, 23.6 years (3.0 years under the Senior Plan); Mr. Craney, 35.6 years (6.3 years under the Senior Plan); Mr. Massimo, 11.1 years (9.0 years under the Senior Plan) and Ms. O’Connor, 16.3 years (6.9 years under the Senior Plan).

Does the Company have a compensation deferral program?

Under the Company’s compensation plans and arrangements, all participants therein, including Directors, may defer payment of salaries, director compensation and incentive compensation to Arch phantom stock accounts and a variety of other phantom investment vehicles.

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP (“KPMG”) was appointed as independent registered public accounting firm of the Company for the year 2006. The firm was selected by the Audit Committee of the Board.

Why are you asking for the shareholders to ratify the independent registered public accounting firm?

The submission of this matter to shareholders at the Annual Meeting is not required by law or by the Bylaws. The Board is, nevertheless, submitting it to the shareholders to ascertain their views. If this appointment is not ratified at the Annual Meeting, the Board intends to reconsider its appointment of KPMG. A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

What were KPMG audit fees in 2004 and 2005?

The aggregate fees billed to the Company for professional accounting services, including the audit of the Company’s annual financial statements by KPMG for the fiscal years ended December 31, 2004 and December 31, 2005 (based on fees billed to the Company through the date of this Proxy Statement) are set forth in the table below.

	2004	2005
	(in thousands)
Audit Fees	$3,878	$3,897
Audit-Related Fees	424	460
Tax Fees	24	20

Subtotal	4,326	4,377
All other fees	19	0

Total fees	$4,345	$4,377

For purposes of the preceding table, the professional fees are classified as follows:

•	Audit Fees – These are fees for professional services performed for the audit of the Company’s and certain of its subsidiaries’ annual financial statements and review of financial statements included in its Form 10-Q filings, services that are normally provided by its independent accountants in connection with statutory and regulatory filings or engagements, including Sarbanes-Oxley Act Section 404 audits, and services that generally only its independent accountants reasonably can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. Included in this category for KPMG are fees incurred for audits of the financial statements of certain of its subsidiaries performed in connection with acquisitions or dispositions of such subsidiaries, or in compliance with such subsidiaries’ independent legal reporting obligations.

•	Audit-Related Fees – These are fees for assurance and related services that traditionally are performed by the Company’s independent accountants. More specifically, these include: employee benefit plan audits; due diligence related to mergers, acquisitions and dispositions; internal control reviews; attestation services that are not required by statute or regulation; and consultation concerning financial accounting and reporting standards.

•	Tax Fees – These are fees for all professional services performed by professional staff in KPMG’s independent accountant’s tax division except those services related to the audit of the Company’s financial statements. These include fees for tax compliance, tax planning and tax advice. Tax compliance involves preparation of original and amended tax returns, refund claims and tax payment services. Tax planning and tax advice encompass a diverse range of subjects, including assistance with tax audits and appeals, tax advice related to mergers, acquisitions and dispositions, and requests for rulings or technical advice from taxing authorities.

•	All Other Fees – These are fees for other permissible work performed that do not meet the above category descriptions.

SEC rules require the Company’s Audit Committee to pre-approve all auditing and permissible non-auditing services provided by the Company’s independent auditor (with certain limited exceptions). Since the effective date of these rules, all of the services performed by KPMG described above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved in accordance with the Company’s pre-approval policy described below.

The percentage of services in each category above (other than audit services) that were rendered pursuant to the de minimus safe harbor exception to the pre-approval requirements are as follows: Audit-Related Fees (0%), Tax Fees (0%) and All Other Fees (0%).

Pre-approval Policies and Provisions

The Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm. Pursuant to the policy adopted by the Audit Committee in 2003, the Audit Committee pre-approves all auditing and permissible non-auditing services provided by our independent accounting firm. The approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the Company’s independent accounting firm or on an individual basis. The Audit Committee has pre-approved certain specific non-auditing services provided they are below a certain dollar threshold and provided such specific services are subsequently presented to the Audit Committee. For all other non-audit services not so pre-approved, the Audit Committee has delegated to each Audit Committee member the authority to approve such services but that decision must be presented to the full Audit Committee at its next regularly scheduled meeting. The Company’s independent accounting firm may not be retained to perform the non-auditing services specified in Section 10A(g) of the Exchange Act.

What vote is required to ratify the independent registered public accounting firm?

The ratification of the appointment of independent registered public accounting firm for 2006 requires that the votes cast in favor of the ratification exceed the votes cast opposing such ratification. Abstentions and Broker Shares that are not voted will be included in determining the number of votes cast.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2006.

MISCELLANEOUS

Who will pay for this solicitation of proxies?

The Company will pay the entire expense of this solicitation of proxies.

Georgeson Shareholder Communications Inc., New York, New York, will solicit proxies by personal interview, mail, telephone and facsimile and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Georgeson Shareholder Communications Inc. a fee of $9,500 covering its services and will reimburse Georgeson Shareholder Communications Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, proxies may be solicited by personal interview, telephone, facsimile, mail and telegram by directors, officers and employees of the Company.

When must a shareholder submit a proposal for the next annual meeting?

Shareholders who intend to present proposals for consideration at the 2007 Annual Meeting of Shareholders and who wish to have their proposals included in the Company’s proxy statement and proxy card for that meeting must be certain that their proposals are received by the Company at its principal executive offices on or before November 11, 2006. Proposals should be sent to the Corporate Secretary, Arch Chemicals, Inc., 501 Merritt 7, Norwalk, Connecticut 06851. All proposals must also comply with the applicable requirements of the Federal securities laws in order to be included in the Company’s proxy statement and proxy card for the 2007 Annual Meeting. In addition, in order for any shareholder proposal to be presented during next year’s annual meeting, written notice must be received by the Company at its headquarters on or after November 11, 2006 and on or before December 11, 2006 as provided in the Company’s Bylaws, and shall contain such information as required under such Bylaws. The Bylaw requirements are separate and apart from and in addition to the SEC’s requirements that a shareholder must satisfy to have a shareholder proposal included in the Company’s proxy statement under SEC Rule 14a-8. You may contact the Company’s Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals, including nominations for directors.

By order of the Board of Directors,

SARAH A. O’CONNOR

            Secretary

Dated: March 10, 2006

PRINTED ON RECYCLED PAPER

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/arj		1-866-214-3767

• Go to the website address listed above.	OR	• Use any touch-tone telephone.	OR	• Mark, sign and date your proxy card.
• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.

1-866-214-3767	Internet or telephone vote before 11:59 p.m., U.S. Eastern time, on April 26, 2006; however for Arch CEOP and Olin CEOP participants, the deadline for Internet and telephone voting of shares held in those plans is 9:00 a.m., U.S. Eastern time, on April 26, 2006.
CALL TOLL-FREE TO VOTE
☐ Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒
Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” all nominees and “FOR” all proposals below:									FOR	AGAINST	ABSTAIN

1.	Election of Directors (mark one box)						2.	Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐
	FOR ALL	☐	WITHHOLD FOR ALL	☐	FOR ALL WITH EXCEPTIONS*	☐

Nominees:		01 - Daniel S. Sanders 02 - Janice J. Teal					This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the Board of Directors’ nominees and “FOR” Proposal 2.
(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)
							To change your address, please mark this box and provide new address in comments on back.				☐
Exceptions*

S C A N L I N E

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here

ADMISSION TICKET

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card on the reverse side or to use our telephone or
Internet voting system.

(Bring this admission ticket with you if attending the meeting)

FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS, SEE REVERSE SIDE

Directions to The Dolce Norwalk Center for Leadership and Innovation

via the New England Thruway/Connecticut Turnpike or Merritt Parkway

New England Thruway/Interstate 95/		Hutchinson River Parkway/
Connecticut Turnpike – Exit 13		Merritt Parkway – Exit 38

From New York		From New York
1.	Turn right onto the Boston Post Road/Connecticut Avenue	1.	Turn right onto New Canaan Avenue/Route 123 and
	(U.S.1).		almost immediately, at traffic light turn left onto Nursery
Street.
2.	Proceed .3 mile to Richards Avenue.
		2.	Continue on Nursery Street for .8 mile, bearing right, until it
3.	At the traffic light turn left onto Richards Avenue and		ends at Marvin Ridge Road.
continue 1.5 miles to Fillow Street.
		3.	Turn left onto Marvin Ridge Road, which becomes Weed
4.	At stop sign turn left onto Fillow Street, driving .2 mile to		Avenue.
stop sign at Weed Avenue.
		4.	Drive for .7 mile to the entrance of The Dolce Norwalk
5.	Turn right onto Weed Avenue, continue .3 mile to entrance		Center for Leadership and Innovation.
of The Dolce Norwalk Center for Leadership and
	Innovation.	5.	The entrance is on the left side of Weed Avenue.

6.	The entrance is on the right side of Weed Avenue.	From New Haven – Exit 38

From New Haven – Exit 13		1.	Turn right onto New Canaan Avenue/Route 123.

1.	Turn right onto the Boston Post Road/Connecticut Avenue	2.	Proceed .2 mile to traffic light and take right onto Nursery
	(U.S.1).		Street.

2.	Proceed .5 mile to Richards Avenue.	3.	Follow directions 2-5 above.

3.	Follow directions 3-6 above.

Arch Chemicals, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

of Arch Chemicals, Inc.

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby (i) appoints Michael E. Campbell, H. William Lichtenberger, and John P. Schaefer, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Arch Chemicals, Inc. owned of record by the undersigned, and (ii) directs JPMorgan Chase Bank, Trustee under the Olin Corporation Contributing Employee Ownership Plan and Trustee under the Arch Chemicals, Inc. Contributing Employee Ownership Plan to vote in person or by proxy all shares of Common Stock of Arch Chemicals, Inc. allocated to any accounts of the undersigned under any such Plans, and which the undersigned is entitled to vote, in each case of clause (i) and (ii), on all matters which may come before the 2006 Annual Meeting of Shareholders to be held at The Dolce Norwalk Center for Leadership and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on April 27, 2006, at 10:15 a.m., local time, and any adjournments or postponements thereof. The proxies will vote using the directions on the reverse side of this card. If no direction is provided, this proxy will be voted as recommended by the Board of Directors. The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2006 Annual Meeting of Shareholders and any adjournments or postponements thereof.

(Continued, and to be signed and dated on the reverse side.)

To include any comments, please mark this box and provide comments below.	☐	Arch Chemicals, Inc. P.O. BOX 11008 NEW YORK, N.Y. 10203-0008	If you plan to attend the meeting, please mark this box.	☐
Address Change Comments

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒
Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” all nominees and “FOR” all proposals below:									FOR	AGAINST	ABSTAIN

1.	Election of Directors (mark one box)						2.	Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐
	FOR ALL	☐	WITHHOLD FOR ALL	☐	FOR ALL WITH EXCEPTIONS*	☐

Nominees:		01 - Daniel S. Sanders 02 - Janice J. Teal					This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the Board of Directors’ nominees and “FOR” Proposal 2.
(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)

Exceptions* __________________________________________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here

Arch Chemicals, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

of Arch Chemicals, Inc.

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby (i) appoints Michael E. Campbell, H. William Lichtenberger, and John P. Schaefer, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Arch Chemicals, Inc. owned of record by the undersigned, and (ii) directs JPMorgan Chase Bank, Trustee under the Olin Corporation Contributing Employee Ownership Plan and Trustee under the Arch Chemicals, Inc. Contributing Employee Ownership Plan to vote in person or by proxy all shares of Common Stock of Arch Chemicals, Inc. allocated to any accounts of the undersigned under any such Plans, and which the undersigned is entitled to vote, in each case of clause (i) and (ii), on all matters which may come before the 2006 Annual Meeting of Shareholders to be held at The Dolce Norwalk Center for Leadership and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on April 27, 2006, at 10:15 a.m., local time, and any adjournments or postponements thereof. The proxies will vote using the directions on the reverse side of this card. If no direction is provided, this proxy will be voted as recommended by the Board of Directors. The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2006 Annual Meeting of Shareholders and any adjournments or postponements thereof.

(Continued, and to be signed and dated on the reverse side.)